Exhibit 99.1

REUTERS INTERVIEW- Global Ship Lease still targets $1 bln on ships- CEO

24 June 2008 15:43 Reuters News

*Still plans $1 bln in ship acquisitions

*Sees no problems with credit thanks to long-term charters

By Nick Carey

NEW ORLEANS, June 24 (Reuters) - Container ship company Global Ship Lease Inc is still planning to spend $1 billion on new ships in the next 18 months and can still use its business model to obtain financing, despite the global credit crunch, the company’s top executive said on Tuesday.

“Credit conditions are definitely tighter than they were a year ago,” CEO Ian Webber told Reuters in a telephone interview. “But we believe that credit is still available for us because we only do long-term charters with guaranteed cash flow on our assets.”

Tighter credit conditions have made it harder for some shippers to obtain loans to buy new vessels, but those with long-term charters — where the ships are leased out on a fixed daily rate for years at a time — such as container shipping company Seaspan Corp say having a fixed revenue stream has made it easier to obtain funding for acquisitions.

“We are definitely not at the limit of our expansion at this point and we are looking for fresh opportunities,” Webber said.

Special-purpose acquisition vehicle company Marathon Acquisition Corp is in the process of buying a 66 percent stake in London-based Global Ship Lease for around $1 billion from CMA CGM S.A. of France. Once the acquisition is completed, which is expected to happen in August, Global Ship Lease will be listed on the New York Stock Exchange under the ticker symbol GSL.

“This is going to be a wonderful opportunity to grow the business at Global Ship Lease,” said Michael Gross, head of Marathon and one of the founders of private equity group The company has 12 container ships and has contracts to buy an additional five. Global Ship Lease’s current average charter length is 11 years. All of its vessels are leased back to the company’s current owner CMA CGM, which will keep a 34 percent stake in Global Ship Lease.

After the merger, the company will have around $500 million in credit for fresh acquisitions and aims to raise another $500 million.

Webber said that, although the short-term global economic outlook is not rosy, the ship operators that will be his potential customers look several years out when ordering ships.

“We may or may not be entering a downturn,” he said. “But, long term, the industry will need capacity.”

Since the early 1990s, container shipping volumes have grown by an average of 10 percent on the back of growing global trade, in particular in finished consumer goods.

(Editing by Andre Grenon)